Exhibit 99.2

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Cash and Due From Banks	$2,593,000	$3,589,000
Interest-bearing deposits with other banks	1,200,000	154,000

Cash and cash equivalents	3,793,000	3,743,000

Certificates of Deposit	500,000	1,250,000
Available for sale securities	12,154,000	13,091,000
Restricted Stock	389,000	586,000
Total Loans	116,473,000	112,243,000
Allowance for Loan Losses	(1,344,000)	(1,227,000)

Total Loans Net of Allowance	115,129,000	111,016,000

Accrued interest receivable	431,000	411,000
Premises and equipment	2,872,000	2,888,000
Goodwill	689,000	689,000
Bank owned life insurance	3,633,000	3,560,000
Other assets	1,084,000	530,000

Total Assets	$140,674,000	$137,764,000

Liabilities:
Demand deposits	$28,627,000	$25,702,000
Savings and NOW Deposits	61,551,000	58,513,000
Time deposits	30,663,000	28,298,000

Total Deposits	120,841,000	112,513,000
Borrowings	3,500,000	8,487,000
Accrued interest payable	42,000	48,000
Other liabilities	612,000	520,000

Total Liabilities	124,995,000	121,568,000

Shareholders’ Equity:
Preferred stock ($1,000 par value; 4,000 shares authorized; 1,750 and 2,625 shares issued and outstanding at September 30, 2014 and September 30, 2013)	1,750,000	2,625,000
Common Stock ($1 par value; 10,000,000 shares authorized; 336,376 shares issued and outstanding at September 30, 2014 and September 30, 2013)	336,000	336,000
Additional paid in capital	6,042,000	6,018,000
Retained earnings	8,763,000	8,670,000
Accumulated other comprehensive income	223,000	20,000
Treasury stock (54,170 shares at September 30, 2014 and 62,219 shares at September 30, 2013, at cost)	(1,435,000)	(1,473,000)

Total Shareholders’ Equity	15,679,000	16,196,000

Total Liabilities and Shareholders’ Equity	$140,674,000	$137,764,000

See Notes to Consolidated Financial Statements.

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Nine Months Ended September 30,
	2014	2013
Interest Income:
Loans	$4,190,000	$4,266,000
Securities available for sale	220,000	162,000
Federal funds sold and certificates of deposit	9,000	9,000

Total Interest Income	4,419,000	4,437,000

Interest Expense:
Savings and NOW deposits	95,000	106,000
Time deposits	203,000	252,000
Borrowings	57,000	54,000

Total Interest Expense	355,000	412,000

Net Interest Income	4,064,000	4,025,000
Provision for Loan Losses	158,000	160,000

Net Interest Income after provision for loan losses	3,906,000	3,865,000

Non-Interest Income:
Service Charges and fees on deposits	355,000	356,000
Other Income	170,000	83,000
Gain on sale of mortgage loans	80,000	100,000
Gain on sale of investment securities	43,000	171,000

Total Non-Interest Income	648,000	710,000

Non-Interest Expense:
Salaries and employee benefits	2,038,000	2,241,000
Occupancy	659,000	575,000
Federal deposit insurance	73,000	64,000
Other assessments and taxes	124,000	113,000
Amortization of intangibles	—	33,000
Director fees	71,000	76,000
Professional fees	263,000	220,000
Data processing	441,000	355,000
Office supplies	90,000	62,000
Postage and courier	31,000	25,000
Telephone	62,000	43,000
Other Expenses	394,000	259,000

Total Non-Interest Expense	4,246,000	4,066,000

Income Before Taxes	308,000	509,000
Provision for Federal Income Taxes	29,000	113,000

Net Income	279,000	396,000
Preferred stock dividend	18,000	22,000

Net Income available to commom shareholders	$261,000	$374,000

Shares Outstanding	281,413	268,805
Earnings Per Common Share	$0.93	$1.39

See Notes to Consolidated Financial Statements.

Phoenix Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities
Net income	$279,000	$396,000
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	282,000	240,000
Net amortization of premiums on investment securities	74,000	69,000
Provision for loan losses	158,000	160,000
Amortization of intangible assets	—	33,000
(Gain) on sale of premises and equipment	(57,000)	(3,000)
Gains on securities available-for-sale	(43,000)	(171,000)
Gain on sale of mortgage loans	(80,000)	(100,000)
Originations of mortgage loans sold	(2,205,000)	(4,886,000)
Proceeds from mortgage loans sold	2,285,000	4,986,000
Earnings on Bank owned life insurance	(87,000)	(73,000)
Changes in:
Accrued interest receivable	(20,000)	(30,000)
Other assets and prepaid FDIC assessment	(34,000)	157,000
Accrued interest payable	(6,000)	(6,000)
Other liabilities	92,000	(50,000)

Net cash provided by operating activities	638,000	722,000

Cash Flows from Investing Activities
Redemptions (purchases) of certificates of deposit	750,000	—
Purchases of securities available-for-sale	(1,868,000)	(3,893,000)
Proceeds from sale of securities available-for-sale	804,000	514,000
Proceeds from maturities, calls, and paydowns of securities available-for-sale	2,299,000	3,191,000
Redemptions of restricted stock	197,000	82,000
Net increase in loans	(4,846,000)	(2,857,000)
Purchases of premises and equipment	(330,000)	(164,000)
Proceeds from sale of premises and equipment	65,000	18,000
Proceeds from sale of other real estate owned	—	148,000

Net cash used in investing activities	(2,929,000)	(2,961,000)

Cash Flows from Financing Activities
(Decrease) increase in demand deposits	2,925,000	1,256,000
Increase in savings, NOW and time deposits	5,403,000	3,566,000
Repayment of borrowings	(4,987,000)	(1,400,000)
Proceeds from issuance of common stock	—	1,044,000
Repayment of preferred stock	(875,000)	(875,000)
Proceeds from issuance of treasury stock, net	62,000	167,000
Dividends paid	(187,000)	(169,000)

Net cash provided by financing activities	2,341,000	3,589,000

Increase (decrease) in cash and cash equivalents	50,000	1,350,000
Cash and Cash Equivalents, January 1	3,743,000	2,482,000

Cash and Cash Equivalents, September 30	$3,793,000	$3,832,000

Supplemental Disclosure of Cash Flow Information:
Cash Paid During the Year for:
Interest	$361,000	$418,000
Income taxes paid	$—	$198,000
Noncash items:
Dividends payable	$61,000	$56,000
Transfers from Loans to OREO	$616,000	$218,000

See Notes to Consolidated Financial Statements.

Phoenix Bancorp, Inc. and Subsidiary

Note 1. Summary of Significant Accounting Policies

Description of Business: Phoenix Bancorp, Inc. is a bank holding company headquartered in Minersville, Pennsylvania. Through its wholly owned subsidiary, Miners Bank (collectively, the “Company”), the Company provides individuals, corporations and other businesses, commercial and retail banking services, principally loans and deposits. Phoenix Bancorp, Inc. (“Phoenix”) was incorporated in 1987 under the laws of the Commonwealth of Pennsylvania for the sole purpose of becoming the holding company of Miners Bank (the “Bank”). Phoenix is subject to regulation by the Federal Reserve Bank of Philadelphia.

The Bank is a commercial bank incorporated in 1935 under the laws of the Commonwealth of Pennsylvania. The Company is chartered by the Pennsylvania Department of Banking and insured by the Federal Deposit Insurance Corporation. The Company maintains its principal office in Minersville, Pennsylvania but also has full-service branch offices in Frackville, Tremont, and Conyngham, Pennsylvania. The Company provides financial services primarily to Schuylkill County and the surrounding Pennsylvania counties.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Phoenix and its wholly owned subsidiary, the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the determination of goodwill impairment, and the fair value of investment securities available for sale.

Cash and Cash Equivalents: Cash and cash equivalents include cash and due from banks, and interest-bearing deposits with banks, all of which mature within 90 days.

Investment Securities: Management determines the appropriate classification of investments at the time of purchase. As of September 30, 2014 (unaudited), the Company classifies all of its securities as available for sale.

Securities that are classified as available for sale are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations and are reported as other comprehensive income or loss, on a separate statement, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks or for asset/liability management purposes.

The cost of investment securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion recorded as adjustments to interest and dividends are included in interest income from investments. Realized gains and losses are included in gain on sale of investment securities in the consolidated statements of income. Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific-identification method.

Management periodically evaluates securities for other-than-temporary impairment when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and (4) whether it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which may be maturity. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security or it is more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income or loss.

Restricted Stock: The Company holds investments in the common stocks of Atlantic Central Bankers Bank (“ACBB”) and Federal Home Loan Bank (“FHLB”) of Pittsburgh. These investments in restricted stock are carried at cost. The stock has no quoted market value and is subject to redemption restrictions. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock. Management considers such criteria as the significance of the decline in net assets, if any, the length of time the situation has persisted, commitments by the institution to make payments required by law or regulation, the impact of legislative and regulatory changes on the customer base of the institution, and the liquidity position of the institution. As of September 30, 2014 (unaudited), the Company’s holdings of restricted stock were not deemed impaired.

Phoenix Bancorp, Inc. and Subsidiary

Certificates of Deposit: Certificates of deposit mature within two years and are carried at cost.

Loans: The Company makes commercial, real estate, and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in Schuylkill County and neighboring counties in Pennsylvania. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that are intended to be held in the portfolio are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans – Nonaccrual: Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of 90 days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e., the loan is well secured and in the process of collection). Interest receivable on nonaccrual loans previously credited to interest income is reversed. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current for a reasonable period of time, generally nine months, and full collectability is reasonably assured.

Loans Held for Sale: The Bank periodically originates loans for sale within the secondary market. Loans held for sale are residential mortgages that the Bank has the intent to sell in the near term, servicing released. These loans are carried at the lower of aggregate cost or fair market value. Gains and losses on sales of loans are recognized on the settlement date and are determined by the difference between sale proceeds and the carrying value of the loans. All sales are made without recourse. There were no loans held for sale at September 30, 2014 (unaudited).

Concentration of Credit Risk: The Company’s loans are generally to diversified customers in Schuylkill, Luzerne and surrounding counties. Loan participations purchased represent approximately 23 percent of the portfolio. Generally, loans are collateralized by real estate and other assets of the borrower and are expected to be repaid from the cash flow or proceeds from collateral liquidation.

Loan Fees: Loan fees and direct costs associated with loan originations are netted and deferred. The deferred amount is recognized as an adjustment to loan interest over the term of the related loans using the interest method.

Allowance for Loan Losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Such periodic assessments may, in management’s judgment, require the Company to recognize additions or reductions to the allowance.

Various regulatory agencies periodically review the adequacy of the Company’s allowance for loan losses as an integral part of their examination process. Such agencies may require the Company to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination. It is reasonably possible that the above factors may change significantly and, therefore, affect management’s determination of the allowance for loan losses in the near term.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The general component covers non-classified loans and is based on historical charge-off experience and expected losses given the Company’s internal risk rating process. Other qualitative adjustments are made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the

Phoenix Bancorp, Inc. and Subsidiary

historical loss or risk rating data. These qualitative factors include trends in classified loans, charge-offs, delinquencies and nonaccruals, changes in loan policy and underwriting standards, changes in credit personnel, industry conditions, national and local economic conditions, concentrations, etc.

Impaired loans also include troubled debt restructurings (“TDRs”), if any, where management has modified loan terms and made concessions to borrowers in financial difficulty. Consequently, the allowance for loan losses related to TDRs is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

Foreclosed Assets: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosures, valuations are periodically performed and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, changes in the valuation allowance and realized gains and losses are included in other income. The Company held $519,000 in foreclosed assets at September 30, 2014 (unaudited).

Bank-Owned Life Insurance and Benefit Liability: The Company invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a group of employees as described in Note 10. Effective July 1, 2010, the Company adopted a split dollar life insurance plan covering certain eligible participating employees.

Intangible Assets: Core deposit intangible assets are amortized on a straight-line basis over the average expected life of the deposit base acquired (five to seven years). The Company no longer has any core deposit intangible assets on the balance sheet.

Goodwill: Goodwill represents the excess of the cost over fair value of net assets in a business acquisition accounted for as a purchase in 2003. Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset may be impaired. As of September 30, 2014 (unaudited), management has determined that goodwill was not impaired.

Treasury Stock: Treasury stock is recorded at cost. The subsequent disposition or sale of the treasury stock is recorded using the average cost inventory method.

Retirement Plans: The Company sponsors a 401(k) savings plan, which is a qualified defined contribution plan and a funded deferred compensation plan. Retirement plans are more fully described in Note 10.

Stock-Based Compensation: The Company has a Stock Appreciation Rights Plan (“SARs”) covering eligible employees. The Company accounts for the SARs as a liability since the awards are payable in cash. The Company utilizes the intrinsic value method to account for this liability and records compensation expense ratably over the service period adjusting for changes in the intrinsic value of SARs at each reporting period.

Income Taxes: Income tax accounting results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur.

Phoenix Bancorp, Inc. and Subsidiary

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax asset will not be realized. No valuation allowance was established at September 30, 2014 (unaudited), in view of the Company’s ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company’s earnings potential.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

Interest and penalties associated with unrecognized tax benefits would be recognized in income tax expense on the income statement.

Earnings per Share: Earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, adjusted for treasury stock. The Company’s basic and diluted earnings per share are the same since there are no dilutive potential shares of common stock or common stock equivalents outstanding.

Comprehensive Income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as accumulated other comprehensive income (loss), a separate component of the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income, as presented in the consolidated statement of comprehensive income.

Note 2. Cash and Due from Banks

The Company maintains various deposit accounts with other banks to meet normal funds transaction requirements, to satisfy minimum deposit requirements, and to compensate other banks for certain correspondent services. The Company’s subsidiary bank is required to maintain average balances on hand with the Federal Reserve Bank. These balances approximated $519,000 at September 30, 2014 (unaudited). The Federal Deposit Insurance Corporation insures these accounts up to $250,000 per account. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of these balances did not have a significant impact on the operations of the Company as of September 30, 2014 (unaudited).

Phoenix Bancorp, Inc. and Subsidiary

Note 3. Investment Securities

The amortized cost and fair value of securities at September 30, 2014 (unaudited) were as follows:

	September 30, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available-for-sale:
State and political subdivisions	$2,475,000	$40,000	$18,000	$2,497,000
U.S. government-sponsored enterprises (“GSE”)	3,960,000	11,000	13,000	3,958,000
Mortgage-backed—GSE—residential	4,585,000	39,000	42,000	4,582,000
Corporate	502,000	—	1,000	501,000
Equity securities	294,000	322,000	—	616,000

	$11,816,000	$412,000	$74,000	$12,154,000

The tables in Note 3 do not include the Company’s holdings of $389,000 in restricted stock as of September 30, 2014 (unaudited).

During the third quarter of 2014 (unaudited) two State and Municipal securities available for sale were sold with net proceeds of $812,000 and gains of $43,000.

Securities with an approximate fair value of $10,726,000 at September 30, 2014 (unaudited), were pledged to secure public deposits, to secure discount window borrowings, and for other purposes required or permitted by law.

The amortized cost and fair value of securities at September 30, 2014 (unaudited), by contractual maturity, are shown below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
	Cost	Value
Securities available-for-sale:
Due within one year or less	$250,000	$250,000
Due within one through five years	4,324,000	4,345,000
Due within five through ten years	1,850,000	1,866,000
Due after ten years	513,000	495,000
Mortgage-backed—GSE—residential	4,585,000	4,582,000
Equity securities	294,000	616,000

	$11,816,000	$12,154,000

Phoenix Bancorp, Inc. and Subsidiary

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2014 (unaudited).

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
September 30, 2014	Value	Losses	Value	Losses	Value	Losses
Available-for-Sale:
U.S. government-sponsored enterprises	$123,000	$(1,000)	$1,222,000	$(12,000)	$1,345,000	$(13,000)
Mortgage-backed—GSE—residential			2,346,000	(42,000)	2,346,000	(42,000)
Equity securities	—	—	—	—	—	—
Corporate	500,000	(1,000)	—	—	500,000	(1,000)
State and political subdivisions	—	—	495,000	(18,000)	495,000	(18,000)

	$623,000	$(2,000)	$4,063,000	$(72,000)	$4,686,000	$(74,000)

There are 14 securities at an unrealized loss position at September 30, 2014 (unaudited). Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the loss attributable to credit impairment recognized in net income in the period in which the other-than-temporary impairment is identified. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments nor does the Company expect to not recover the amortized cost basis. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired.

Note 4. Loans

Loans are summarized as follows:

September 30, 2014
Commercial loans	$85,986,000
Residential real estate loans	24,383,000
Consumer loans	6,104,000

Total loans	116,473,000
Less:
Allowance for loan losses	1,344,000

Loans, net	$115,129,000

Deferred loan fees, net of costs, were approximately $268,000 at September 30, 2014 (unaudited), and are presented with the related loan segments. Unearned income for consumer loans of $400,000 at September 30, 2014 (unaudited) has also been reflected in the above loan segments.

Note 5. Credit Quality

Loan Origination/Risk Management: The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial loans are primarily made based on the available cash flows of the borrower and secondarily on the underlying collateral provided by the borrower which may include real estate. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory or the real estate where the business is located and may incorporate a personal guarantee to attempt to reduce the risk of loss. Some short-term loans may be made on an unsecured basis. The risk of loss on commercial business loans is substantially greater than the risk of loss from residential real estate lending. Commercial lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the business or the property securing the loan or the business conducted on the property securing the loan. The nature of these loans is varied and includes commercial real estate loans (“CRE”), commercial and industrial loans (“C&I”), and, to a much lesser extent, construction loans and loans to state and political subdivisions.

Phoenix Bancorp, Inc. and Subsidiary

Commercial loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. The Company seeks to minimize these risks in a variety of ways, including limiting the size and loan-to-value ratios on its commercial real estate loans as well as participating in similar commercial credits originated by other financial institutions. These loans are subject to the same underwriting criteria as loans originated by the Company prior to being purchased. Management monitors and evaluates all commercial loans based on collateral, geography, and risk grade criteria.

Residential real estate loans lending involves lending to consumers through first and second lien mortgage loans and home lines of credit secured by residential properties generally located within the Company’s market area. Because payments on these loans are highly dependent upon the borrower’s financial condition and real estate values, the Company analyzes credit scores, financial stability, and general local and national economic conditions. The Company carefully evaluates collateral values on the secured property to insure the Company is fully protected at the time of origination. However, fluctuations in real estate values and the borrower’s financial condition may change over time, thus affecting the Company’s collateral position and the borrower’s ability to meet their contractual obligations. The Company minimizes its risk by primarily lending to its customers on first mortgages.

Consumer loans generally involve more risk than first mortgages. Consumer loans are generally originated at higher rates than residential mortgage loans but also tend to have a higher risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets.

Age Analysis of Past-Due Loans: The following tables represent an aging of loans by category as of September 30, 2014 (unaudited). The tables present the principal amount outstanding on the loans which may be past due for principal and/or interest payments contractually due.

	30 - 59 Days	60 - 89 Days	90+ Days &		Total
	Past Due	Past Due	Still Accruing	Nonaccrual	Past Due	Current	Total Loans
Commercial:
Originated	$847,000	$—	$—	$59,000	$906,000	$57,232,000	$58,138,000
Particpations Purchased	—	—	—	—	—	27,848,000	27,848,000

Total Commercial	847,000	—	—	59,000	906,000	85,080,000	85,986,000
Residential real estate	240,000	133,000	—	296,000	669,000	23,714,000	24,383,000
Consumer	41,000	6,000	—	64,000	111,000	5,993,000	6,104,000

Total	$1,128,000	$139,000	$—	$419,000	$1,686,000	$114,787,000	$116,473,000

Credit Quality Classifications: The Company assigns internal credit classifications at the inception of each loan. These ratings are reviewed by an independent third party on an annual basis as well as periodic internal reviews when loans are renewed or if the Company experiences delinquencies in contractual expectations that would cause a downgrade in the quality of the loan. For residential real estate loans and consumer loans, the Company uses performing versus nonperforming information as the best indicator of credit quality. If this type loan becomes in default for a period of 90 days or more or when the contractual collection of principal or interest are in doubt, the loan would be placed on nonaccrual status and the credit quality would be downgraded to watch or substandard from satisfactory for these loan segments. The following definitions summarize the basis for each classification.

Excellent credit classifications will generally reflect a credit, which is fully secured by cash and/or near cash investments.

Good credit classifications will generally exhibit little or no credit risk, positive financial trends, strong and stable management, and minimal exposure to macro and/or micro economic fluctuations. The credits will also generally have a clean credit history and above average loan to value ratio relative to the collateral strength.

Satisfactory credit classifications will generally exhibit consistent performance in meeting cash flow needs, display strong competent management capabilities and offer satisfactory collateral with easily determinable values that meet or exceed the Company’s minimum loan to value ratio.

Phoenix Bancorp, Inc. and Subsidiary

Fair credit classifications will generally exhibit satisfactory performance in meeting cash flow needs, display satisfactory management capabilities, and offer readily marketable collateral that meets, at a minimum, the Company’s minimum loan to value ratio.

Special Mention credit classifications will generally contain some weaknesses, but the risk of loss is considered to be minimal. Generally, the collateral may be subject to deterioration, proper documentation may be lacking, or economic conditions may have a severe adverse impact on the customer. Delinquencies may be increasing and financial trends may also show deterioration, but not to the point where repayment is considered to be in jeopardy.

Watch credit classifications will generally contain emerging problems such as incomplete documentation, questionable collateral values, unmarketable collateral, or lack of timely financial information. These credits are subject to a higher level of monitoring by the Company.

Substandard credit classifications will generally be characterized by well-defined weaknesses. The weaknesses will evidence a significant probability that the credit will not be repaid in full if the weaknesses are not corrected. Generally, substandard credits will lack a consistent net worth, liquidity and repayment capacity. Loans in this category need impairment consideration.

Loss credits are those where a borrower is deemed incapable of repayment of unsecured debt, including portions of those credits where collateral value is insufficient to fully cover the recorded amount of the loan and charged-off immediately. Loans or portions of loans to such borrowers are considered uncollectible and of such little value that continuance as active assets of the Bank is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off these basically worthless assets even though partial recovery may occur in the future.

Doubtful credits have more than a probable likelihood of loss. The borrower is usually unable to repay the loan through the primary sources. Repayment will likely occur through liquidation of collateral. Management will automatically deem these loans impaired.

The following table summarizes the loan portfolio by category of loan and the internally assigned credit quality ratings for those categories at September 30, 2014 (unaudited). The Company did not acquire any loans with impaired credit quality during 2014 (unaudited).

	Commercial
		Participations
September 30, 2014	Originated	Purchased	Total
Excellent	$1,952,000	$—	$1,952,000
Good	7,074,000	—	7,074,000
Satisfactory	34,019,000	17,738,000	51,757,000
Fair	14,113,000	7,280,000	21,393,000
Special Mention	591,000	2,830,000	3,421,000
Substandard	389,000	—	389,000
Doubtful	—	—	—

	$58,138,000	$27,848,000	$85,986,000

Phoenix Bancorp, Inc. and Subsidiary

Credit Quality Classifications (Continued):

The following table presents performing and nonperforming residential real estate and consumer loans based on payment activity at September 30, 2014 (unaudited). Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due.

September 30, 2014	Performing	Non Performing	Total
Residential real estate	24,087,000	296,000	$24,383,000
Consumer	6,060,000	80,000	6,140,000

	$30,147,000	$376,000	$30,523,000

Allowance for Loan Losses: The following table summarizes the allowance for loan losses as of September 30, 2014 (unaudited), by loan category and the amount by category of the loans evaluated individually or collectively for impairment.

		Residential
	Commercial	Real Estate	Consumer	Total
Balance, January 1	$1,152,000	$39,000	$36,000	$1,227,000
Provision for loan losses	45,000	77,000	36,000	158,000
Charge-offs	—	—	(41,000)	(41,000)
Recoveries	—	—	—	—

Balance, September 30	$1,197,000	$116,000	$31,000	$1,344,000

Ending balance of allowance
Individually evaluated for impairment	$—	$79,000	$—	$79,000
Collectively evaluated for impairment	1,197,000	37,000	31,000	1,265,000

Totals	$1,197,000	$116,000	$31,000	$1,344,000

Loan ending balances
Individually evaluated for impairment	$59,000	$296,000	$80,000	$435,000
Collectively evaluated for impairment	85,927,000	24,087,000	6,024,000	116,038,000

Totals	$85,986,000	$24,383,000	$6,104,000	$116,473,000

Impaired Loans: Loans are considered impaired when current information and events indicate that the Bank may be unable to collect all amounts due according to the contractual terms of the related loan agreements. The Bank identifies impaired loans including troubled debt restructurings (“TDRs”) by applying its normal loan review procedures in accordance with its allowance for loan losses methodology.

From time to time, management will modify or restructure the terms of certain loans to provide relief to borrowers. Restructured loans or TDRs are those loans whose terms have been modified because of deterioration in the financial condition of a borrower to provide for a reduction of either interest or principal; regardless of whether such loans are secured or unsecured and regardless of whether such credits are guaranteed by the government or by others. At September 30, 2014 (unaudited), there were no TDRs.

Phoenix Bancorp, Inc. and Subsidiary

The following table summarizes the impaired loans as of September 30, 2014 (unaudited). The table segregates the loans by category of loan and illustrates those with specific allowances for losses as well as impaired loans without specific allowances.

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Commercial - originated	$59,000	$59,000	$—	$60,000	$—
Commercial - participations purchased	—	—	—	—	—
Residential real estate	207,000	207,000	—	207,000	2,000
Consumer	80,000	102,000	—	85,000	1,000

Subtotal	346,000	368,000	—	352,000	3,000

With an allowance recorded:
Commercial - originated	—	—	—	—	—
Commercial - participations purchased	—	—	—	—	—
Residential real estate	89,000	89,000	79,000	89,000	1,000
Consumer	—	—	—	—	—

Subtotal	89,000	89,000	79,000	89,000	1,000

Total
Commercial - originated	59,000	59,000	—	60,000	—
Commercial - participations purchased	—	—	—	—	—
Residential real estate	296,000	296,000	79,000	296,000	3,000
Consumer	80,000	102,000	—	85,000	1,000

Total	$435,000	$457,000	$79,000	$441,000	$4,000

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

		Estimated
	September 30, 2014	Useful Lives
Bank premises	$2,309,000	25 years
Furniture and equipment	3,772,000	5 Years
Land improvements	172,000	—

Total	6,253,000
Less accumulated depreciation	3,381,000

Net	$2,872,000

Depreciation expense for the first nine months of 2014 (unaudited) was $282,000.

During the first quarter of 2014 (unaudited), the Company sold its operations center located in Minersville; a gain of $57,000 was realized. The operations function was moved to the leased Rockwood facility.

In 2011, the Company entered into a 10-year non-cancellable lease for its Rockwood executive offices location which expires in March 2021. The lease includes options to renew for two additional five-year terms.

In 2012, the Company entered into a 25-year non-cancellable lease for its Frackville Banking facility which expires in May 2037.

In 2013, the Company entered into a 7-year non-cancellable lease for its Conyngham Banking facility which expires in July 2020. This lease includes options to renew for three additional five-year terms.

In 2013, the Company entered into a 7.25-year non-cancellable lease for its Rockwood Operations Center, which expires in March 2021. The lease includes options to renew for two additional five-year terms.

Phoenix Bancorp, Inc. and Subsidiary

Total minimum lease payments are as follows:

Years Ended September 30,
2015	$242,424
2016	246,914
2017	251,804
2018	253,494
2019	256,384
Thereafter	1,848,486

$3,099,508

Rent expense totaled $177,000 for the first nine months of 2014.

Note 7. Deposits

Deposits consisted of the following:

September 30, 2014
Demand deposits, noninterest-bearing	$28,627,000
Interest-bearing (NOW), MMDA	38,182,000
Savings deposits	23,369,000
Time deposits of less than $100,000 or more	23,298,000
Time deposits of $100,000 or more	7,365,000

Total deposits	$120,841,000

At September 30, 2014 (unaudited), the scheduled maturities of time deposits are as follows:

Years ending September 30,
2015	$12,674,000
2016	7,411,000
2017	4,719,000
2018	4,345,000
2019	529,000
Thereafter	985,000

Total	$30,663,000

Note 8. Borrowings

The Company maintains a Master Agreement with the Federal Home Loan Bank (“FHLB”) of Pittsburgh to receive advances with terms varying from 1 day through 20 years. Maximum borrowing capacity with the FHLB as of September 30, 2014 (unaudited) was $49,568,000, of which $3,500,000 was outstanding, as follows:

Fixed Rate Advances:

September 30, 2014
Issue Date	Maturity Date	Amount	Interest Rate
10/8/2013	10/7/2016	1,500,000	1.08%
11/9/2010	11/9/2015	1,000,000	2.37%
11/9/2010	11/9/2017	1,000,000	3.03%

Total Advances		$3,500,000

Weighted Average Rate		2.00%

Advances from FHLB are secured by qualifying assets of the Company.

Phoenix Bancorp, Inc. and Subsidiary

As of September 30, 2014 (unaudited), the Company had no overnight Fed Funds purchased through the Atlantic Central Bankers Bank.

Note 9. Income Taxes

The provision for income taxes was $29,000 for the nine months ended September 30, 2014, as compared to $113,000 for the nine months ended September 30, 2013. The effective tax rate for the nine months ended September 30, 2014 was 9.4% compared to 22.2% for the nine months ended September 30, 2013. This decreased was caused by a decline in net income before tax from $509,000 at September 30, 2013 to $308,000 at September 30, 2014. This decline was mainly due to the increase in data processing expenses from a onetime fee related to the relocation of the Operations staff, as well as an increase in occupancy expense related to the opening of the Conyngham branch. The realization of deferred tax assets is dependent on future earnings. The Company currently anticipates that future earnings will be adequate to fully utilize deferred tax assets.

Note 10. Employee Benefit Plans

Retirement Plan: The Company sponsors a defined contribution retirement plan. Retirement plan expense for the first nine months of 2014 (unaudited) was $45,000.

Bank-Owned Life Insurance: Effective July 1, 2010, the Company adopted a split dollar life insurance plan covering certain eligible participating employees. The Company is the owner of the policies and benefits are split with beneficiaries chosen by the employee as defined in the BOLI agreement. The life insurance investment is carried at the cash surrender value of the underlying policies. Income generated from the increase in cash surrender value of the policies is included in other income in the consolidated statements of income. The value of estimated liabilities payable to the beneficiaries was approximately $92,000 at September 30, 2014 (unaudited), and is recorded in other liabilities.

Note 11. Stock-Based Compensation

The Company maintains the Phoenix Bancorp, Inc. /Miners Bank Stock Appreciation Rights Plan (the “Plan”). The Plan permits the award of stock appreciation rights as bonus compensation. The Plan is intended to comply with and will be administered in accordance with Internal Revenue Code Section 409A. Accordingly, the Board of Directors awarded 26,000 stock appreciation right units in 2011, 7,000 units in 2012, and 3,500 units in 2014 to eligible employees. Each stock appreciation right (“SAR”) awarded represents the right to receive an amount of cash equal to the excess of the fair market value of a share of the Company’s common stock on the vesting date over the base price, which for both the 2011 and 2012 awards is $35, and $42 for the 2014 award. At September 30, 2014 (unaudited), 3,500 SAR units that would have vested in September 2018 and 1,500 shares that would have vested in February 2018 had been forfeited. A total of 31,500 units were outstanding.

Awards of SARs granted are expected to vest as follows:

Number of Units	Period Vested
10,000	February 2014
4,000	February 2015
7,000	February 2018
7,000	April 2019
3,500	July 2021

31,500

The SARs are not transferable except as defined in the Plan. Vesting periods range from 3 years to 7 years from the grant date and assume the following: the grantee completes the specified years of service until vesting, does not become disabled or dies before the vesting date, and there is not a change in control of the Company before the vesting date. The Company accounts for the SARs as a liability since the awards are payable and settled in cash. The Company utilizes the intrinsic value method to account for this liability. The Company records compensation expense ratably over the servicing period and adjusts for the changes in the intrinsic value of SARs at each reporting period. The expense recorded for the first nine months of 2014 (unaudited) was $10,000. At September 30, 2014 (unaudited), $99,000 has been accrued and included in other liabilities since the stock trade price was above the base price of $35.

Phoenix Bancorp, Inc. and Subsidiary

Note 12. Related-Party Transactions

In the ordinary course of business, the Company grants loans to executive officers, directors, significant shareholders (greater than 10 percent), and related interests of such persons. These transactions were made on substantially the same terms and at those rates prevailing at the time for comparable transactions with others. A summary of loan activity with officers, directors, Board members, significant shareholders, and related interests of such persons is as follows:

September 30, 2014
Balance, January 1	$798,000
New loans	352,000
Repayments	(33,000)
Other changes	—

Balance, September 30,	$1,117,000

Other changes arise from the separation from employment, reclassification of executive officers, or discontinuance of membership on the Board of Directors.

Related-party deposits were $2,299,000 at September 30, 2014 (unaudited). The Company pays legal fees to a law firm, in which a director is a partner, for legal services provided to the Company. The Company also pays rent to an entity in which two Board members are partners. The fees and rent paid to related parties totaled $91,000 for the first nine months of 2014 (unaudited).

Note 13. Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Commitments to Extend Credit: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not be collateralized and usually contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby Letters of Credit: Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support bonding and commercial business transactions. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds cash and marketable securities as full collateral supporting those commitments.

Collateral Requirements: To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Company has not incurred any losses nor recorded any liability on its commitments in 2014.

Phoenix Bancorp, Inc. and Subsidiary

Financial instruments whose contract amount represents credit risk were as follows:

September 30, 2014
Commitments to extend credit	$11,019,000

Standby letters of credit	$773,000

Note 14. Shareholders’ Equity

Small Business Lending Fund (“SBLF”): The SBLF is a $30 billion fund that encourages lending to small businesses by providing Tier I capital to qualified community banks with assets of less than $10 billion. The intent is for community banks and small businesses to work together to create jobs and promote economic growth in local communities across the nation. On July 19, 2011, the Company entered into a Securities Purchase Agreement (the “Agreement”) with the Secretary of the Treasury (the “Treasury”) as a result of its election to participate in the Treasury’s Small Business Lending Fund Program. The Agreement contains the terms and conditions on which the Company issued preferred stock to Treasury, which Treasury purchased using SBLF Funds.

Accordingly, the Board of Directors authorized 4,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, $1,000 par value, of which 3,500 shares were issued to Treasury. Dividends are payable quarterly in arrears on the first day of each calendar quarter of each year. The dividend rate will be no more than 5 percent for the first two years and the rate falls to one percent if small business lending increases by 10 percent or more. Institutions that increase their lending by less than 10 percent pay rates between 2 percent and 4 percent. If an institution’s lending does not increase in the first two years, however, the rate increases to 7 percent, and after 4.5 years total, the rate for all institutions increases to 9 percent (if the institution has not already repaid the SBLF funding). The proceeds were immediately transferred by Phoenix Bancorp, Inc. to Miners Bank as equity capital contributions and qualify for inclusion in the Tier I capital of the Bank.

The Company is subject to certain periodic reporting requirements, covenants, and restrictions which include certain related-party transactions, maintenance of minimum capital requirements mandated by its primary regulators, mergers, and consolidations of the Company and / or its subsidiaries, and restrictions on dividends and share repurchases as defined in the Agreement.

During 2013, the Company redeemed 875 shares, or 22 percent, of the preferred stock issued through the SBLF.

In July 2014, the Company redeemed 875 shares, or 22 percent, of the preferred stock issued through the SBLF. The Company has 1,750 shares of preferred stock used through the SBLF that remain outstanding as of September 30, 2014 (unaudited). The Company paid dividends aggregating $18,000, representing an average rate of 1 percent, to the Treasury for the first nine months of 2014 (unaudited).

Dividend Reinvestment and Stock Purchase Plan: During 2011, the Company implemented a Dividend Reinvestment and Stock Purchase Plan (“DRIP”) whereby the Company has offered up to 20,000 shares of common stock, par value $1.00 per share, for sale under its DRIP only to shareholders who reside in Pennsylvania and whose shares are registered in their name. Participation in DRIP by eligible shareholders is entirely voluntary.

Under DRIP, participants have the opportunity to purchase additional shares of the Company’s common stock using their cash dividends on their registered shares. Shares purchased by DRIP directly from the Company using cash dividends will be purchased at 95 percent of the fair market value of the shares. DRIP does not permit shareholders to make optional cash payments to purchase additional shares under DRIP so that it may qualify for an exemption from registration for the sale of common stock under the Pennsylvania Securities Act of 1972 (the “1972 Act”). Participation in DRIP is limited to registered shareholders who own at least 10 shares of the Company’s common stock and who are bona fide Pennsylvania residents. There were 1,354 shares issued under DRIP for the first nine months of 2014 (unaudited).

Capital Ratios: The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2014 (unaudited), the Company and the Bank met all capital adequacy requirements to which they are subject.

Phoenix Bancorp, Inc. and Subsidiary

As of September 30, 2014 (unaudited), the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Prompt corrective action provisions are not applicable to bank holding companies. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s category. Consolidated and Bank’s actual capital amounts and ratios are presented in the following table (in thousands).

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of September 30, 2014:
Total Risk Based Capital (to Risk Weighted Assets)
Bank	$15,771	14.43%	≥	$8,746	≥	8.00%	≥	$10,933	≥	10.00%
Consolidated	16,111	14.69%	≥	8,776	≥	8.00%		N/A		N/A
Tier I Capital (to Risk Weighted Assets)
Bank	$14,427	13.20%	≥	$4,373	≥	4.00%	≥	$6,560	≥	6.00%
Consolidated	14,767	13.46%	≥	4,388	≥	4.00%		N/A		N/A
Tier I Capital (to Average Assets)
Bank	$14,427	10.32%	≥	$5,594	≥	4.00%	≥	$6,993	≥	5.00%
Consolidated	14,767	10.51%	≥	5,622	≥	4.00%		N/A		N/A

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to Phoenix Bancorp, Inc. The amount of total dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. Furthermore, dividend payments would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

Note 15. Fair Value

Fair Value Measurements: The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Accounting guidance defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

If there has been a significant decrease in the volume and the level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Level I:	Valuation is based on quoted prices in active markets for identical assets or liabilities;

Level II:	Valuation is determined from observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and

Level III:	Valuation is derived from model-based and other techniques in which one significant input is unobservable in the market and which may be based on the Company’s own estimates about assumptions that a market participant would use to value the asset or liability.

Phoenix Bancorp, Inc. and Subsidiary

The following table presents the Company’s financial assets measured at fair value on a recurring basis by level within the fair value hierarchy:

September 30, 2013	Level 1	Level 2	Level 3	Total
Securities available-for-sale:
State and political subdivisions	$—	$2,497,000	$—	$2,497,000
Mortgage-backed - GSE - residential	—	4,582,000	—	4,582,000
U.S. government-sponsored enterprises	—	3,958,000	—	3,958,000
Corporate Securities	—	501,000	—	501,000
Equity Securities	616,000	—	—	616,000

Total	$616,000	$11,538,000	$—	$12,154,000

Available-for-sale debt securities are measured at fair value using quoted prices from an independent third party that provides valuation services by using quotes for similar assets, with similar terms, in actively traded markets and are classified as Level II in the fair value hierarchy.

The following table presents the Company’s financial assets subject to fair value adjustments on a nonrecurring basis by level within the fair value hierarchy:

September 30, 2014	Level I	Level II	Level III	Total
Financial Assets:
Impaired loans, net	$—	$—	$49,024	$49,024

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. These loans are measured at the fair value of collateral less estimated disposition costs. The collateral is primarily real estate whose value is based on appraisals performed by certified appraisers. These values are generally adjusted based on management’s knowledge of changes in market conditions or other factors. Since the adjustments may be significant, are based on management’s estimates, and are generally unobservable, they have been classified as Level III.

The following table provides information describing the valuation techniques used to determine nonrecurring fair value measurements:

	Quantitative Information About Level III Fair Value Measurements
						Range
September 30, 2014	Fair Value	Valuation Technique(s)		Unobservable Inputs		(Weighted Average)
Impaired loans, net	$49,024	Appraisal of collateral	(1)	Appraisal adjustments	(2)	0-23 (13%)

(1)	Fair value is generally determined through independent appraisals of unerlying collateral, which include various Level III inputs which are not identifiable, less associated allowance.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percentage of the appraisal.

Fair Value of Financial Instruments: In addition to the disclosures of financial instruments recorded at fair value, generally accepted accounting principles require the disclosure of the estimated fair value for certain of the Company’s financial instruments. The majority of the Company’s assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Company’s general practice and intent is to hold its financial instruments to maturity. The Company has considered the fair value measurement criteria as described above for financial instruments measured on a recurring and nonrecurring basis. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

Phoenix Bancorp, Inc. and Subsidiary

The carrying value of the following short-term financial instruments approximates their fair value. These instruments generally have limited credit exposure, no stated or short-term maturities, and carry interest rates that approximate market.

•	Cash and cash equivalents

•	Certificates of deposit

•	Restricted stock

•	Accrued interest receivable

•	Demand, savings, and NOW deposits

•	Accrued interest payable

For short-term loans and variable rate loans which reprice within 90 days, the carrying value was considered to approximate fair value. For other types of loans, fair value was estimated by discounting cash flows using interest rates approximating current market rates for similar loans and adjusted to reflect credit risk. Where quoted market prices are available, such market prices were used as estimates for fair value.

The fair values of time deposits were estimated by discounting contractual cash flows using the current market rates for instruments with similar maturities.

The estimated fair values of borrowings are based on the discounted value of estimated cash flows. The discount rate is estimated using current market rates for similar instruments.

The fair value of commitments to extend credit is estimated using the fees currently charged for similar agreements. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements plus the estimated cost to terminate or otherwise settle the obligations. Fair values of unrecognized financial instruments are considered immaterial.

The following are the estimated fair values of the Company’s financial instruments as of September 30, 2014 (unaudited): (in thousands):

	September 30, 2014
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$3,793	$3,793	$3,793	$—	$—	$3,793
Certificates of deposit	500	500	500	—	—	500
Securities held-to-maturity	—	—	—	—	—	—
Securities available-for-sale	12,154	12,154	616	11,538	—	12,154
Restricted stock	389	389	389	—	—	389
Loans receivable	115,129	115,577	—	—	115,577	115,577
Accrued interest receivable	431	431	431	—	—	431
Financial liabilities:
Demand, savings and NOW deposits	90,178	90,178	90,178	—	—	90,178
Time deposits	30,663	30,535	—	—	30,535	30,535
Borrowings	3,500	3,596	—	—	3,596	3,596
Accrued interest payable	42	42	42	—	—	42

Note 16. Subsequent Events

On August 27, 2014, Mid Penn Bancorp, Inc., or Mid Penn, and Phoenix Bancorp, Inc., or Phoenix, entered into a merger agreement that provides for the combination of the two companies. Pending regulatory approval, under the merger agreement, Phoenix will merge with and into Mid Penn, with Mid Penn remaining as the surviving entity, and the separate corporate existence of Phoenix will cease.

If the merger is completed, Phoenix shareholders will be entitled to elect to receive, for each share of Phoenix common stock, subject to the election and adjustment procedures described in this joint proxy statement/prospectus, 3.167 shares of Mid Penn common stock, $51.60 in cash or a combination of both. The amount of merger consideration issuable to Phoenix shareholders is subject to a pre-closing adjustment based on certain predetermined conditions.

Phoenix Bancorp, Inc. and Subsidiary

Pursuant to the terms of the merger agreement, at least 80% of the total number of shares of Phoenix common stock to be converted in the merger will be converted into Mid Penn common stock, and the remaining outstanding shares of Phoenix common stock will be converted into cash consideration.